Exhibit 5.5

CGG Marine Resources Norge AS O.H. Bangs vei 70 1363 Høvik Norway	Oslo, 3 July, 2014 Ref: 5089686_4 Partner in charge: Erik Ramm

LEGAL OPINION

Dear Ladies and Gentlemen,

RE: CGG MARINE RESOURCES NORGE AS’S (THE “NORWEGIAN GUARANTOR”) GUARANTEE (THE “GUARANTEE”) OF USD 500,000,000 6.875% SENIOR NOTES DUE 2022 (THE “NOTES”) OF CGG SA (THE “ISSUER”)

1.	INTRODUCTION

We have acted as your special Norwegian counsel in connection with the registration of the Notes and the Guarantee (each as defined below) under the U.S. Securities Act of 1933 (the “Securities Act”) and the proposed offer to exchange the Notes and the Guarantee for USD 500,000,000 aggregate principal amount of 6.875% Senior Notes due 2022 and CGG Marine Resources Norge AS (the “Norwegian Guarantor”) guarantee thereto, dated 28 April, 2014.

2.	DOCUMENTS

In rendering the opinions set out below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)

an indenture dated 1 May, 2014 among (a) the Issuer, (b) the Norwegian Guarantor and the other guarantors named therein and (c) The Bank of New York Mellon as trustee (the “Trustee”), (the “Indenture”);

(b)	the form of the Notes (including the form of endorsement thereon of the Guarantee thereof by the Norwegian Guarantor);

(c)	the articles of association of the Norwegian Guarantor dated 21 September, 2011;

(d)	the certificate of registration of the Norwegian Guarantor dated 2 July, 2014;

(e)	a director’s certificate dated 1 May, 2014, signed by Mr. Rolf Erik Rolfsen, chairman of the board of directors of the Norwegian Guarantor;

(f)

a copy of the resolutions (the “Resolutions”) by the board of directors of the Norwegian Guarantor dated 24 April, 2014, authorising the Norwegian Guarantor’s execution and delivery of, inter alia, the Indenture and the Guarantee, and authorising a person or persons to sign, inter alia, the Indenture and the Guarantee; and

(g)	an e-mail dated 3 July, 2014, from the Norwegian Register of Bankruptcies confirming that it as of 09:43 hours (Oslo time) had not registered any notices of bankruptcy against the Norwegian Guarantor.

3.	ASSUMPTIONS

In giving this opinion we have assumed:

(a)	that we shall express no opinion as to any laws other than the laws of Norway in force at the date hereof;

(b)	the authenticity and completeness of all documents submitted to us as originals;

(c)	that all photocopies reviewed by us are in conformity with the originals thereof and that all translations of documents reviewed by us in translated form are true and accurate;

(d)	that any signatures on the documents reviewed by us are genuine;

(e)

that the Norwegian Guarantor has not passed a voluntary resolution and that no petition has been presented to a court for the winding-up, composition proceedings, bankruptcy or commencement of debt negotiations of the Norwegian Guarantor. According to the e-mail from the register described in 2. (g) above, no bankruptcy proceedings have been registered against the Norwegian Guarantor as at 09:43 hours (Oslo time) on 3 July, 2014 and according to a verbal confirmation from Asker og Bærum District Court (in Norwegian: Asker og Bærum tingrett), no petitions for the bankruptcy of the Norwegian Guarantor have been scheduled for hearing with the Asker og Bærum District Court (in Norwegian: Asker og Bærum tingrett) as at 09:58 hours (Oslo time) on 3 July, 2014;

(f)

that there have been no amendments to the certificate of registration and articles of association of the Norwegian Guarantor as compared to the form provided to us in connection with the giving of this opinion;

(g)

that the Resolutions presented to us in connection with the giving of this opinion were duly passed at a properly convened board meeting of the Norwegian Guarantor and that a duly qualified quorum of board members voted in favour of approving the Resolutions and that the Resolutions have not been amended or rescinded and are in full force and effect at the date hereof; and

(h)	that the Norwegian Guarantor is a wholly owned, directly or indirectly, subsidiary the Issuer and that it is economically beneficial for the Group to enter into the Indenture and the Guarantee.

4.	OPINIONS

4.1	Based upon and subject to the foregoing we are of the opinion that:

4.1.1	Status

The Norwegian Guarantor is a limited liability company (in Norwegian: “aksjeselskap”), duly registered and validly existing under the laws of Norway, with full power and authority (corporate and other) to enter into the Guarantee and the Indenture.

4.1.2	Due Authorisation

(a)	The execution and delivery of the Indenture and the performance of its obligations thereunder have been duly authorized by the Norwegian Guarantor.

(b)	The Guarantee to be endorsed or affirmed, as applicable, on the Notes or the Exchange Notes by the Norwegian Guarantor has been duly authorized by the Norwegian Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Notes and the Guarantee. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

Advokatfirmaet Wiersholm AS

/s/ Eric Ramm

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